EXHIBIT D-1


                             STATE OF NEW YORK
                       DEPARTMENT OF PUBLIC SERVICE
                        PUBLIC SERVICE COMMISSION

* * * * * * * * * * * * * * * * * * * * * * * * *
                                                *
     In the Matter of the Application           *
                     of                         *
NEW YORK STATE ELECTRIC & GAS CORPORATION       *  Case 96- ____
                                                *
for authority, under Sections 70, 107, 108      *     PETITION
and 110 of the Public Service Law, to form a    *
holding company structure; to structurally      *
separate fossil and hydropower generation       *
assets; and for certain related transactions.   *
                                                *
* * * * * * * * * * * * * * * * * * * * * * * * *



                               PETITION OF
                 NEW YORK STATE ELECTRIC & GAS CORPORATION
           TO FORM A HOLDING COMPANY STRUCTURE; TO STRUCTURALLY
             SEPARATE FOSSIL AND HYDROPOWER GENERATION ASSETS;
                   AND FOR CERTAIN RELATED TRANSACTIONS




                                   HUBER LAWRENCE & ABELL
                                   605 Third Avenue
                                   New York, New York 10158
                                   (212) 682-6200

                                   Leonard Blum, Esq.
                                   Frank Lee, Esq.
                                   Of Counsel

                                   ROBINSON SILVERMAN PEARCE
                                     ARONSOHN & BERMAN LLP
                                   1290 Avenue of the Americas
                                   New York, New York 10104-0053
                                   (212) 541-2000

                                   James F. Gill, Esq.
                                   Andrew Irving, Esq.
                                   Of Counsel

Dated: December 19, 1996

                             TABLE OF CONTENTS


INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

DESCRIPTION OF THE CORPORATE RESTRUCTURING . . . . . . . . . . . . . . .  5
     A. Description of Share Exchange. . . . . . . . . . . . . . . . . .  5
     B. Description of Ratepayer Protections . . . . . . . . . . . . . .  8

CONDITIONS TO THE FORMATION OF HOLDCO AND GENSUB . . . . . . . . . . . . 10


EXHIBIT A - Statement of Financial Condition  . . . . to be filed

EXHIBIT B - Proposed Corporate Structure Chart  .  filed herewith

EXHIBIT C - HoldCo Certificate of Incorporation . . . to be filed

EXHIBIT D - HoldCo By-Laws .  . . . . . . . . . . . . to be filed

EXHIBIT E - GenSub Certificate of Incorporation   . . to be filed

EXHIBIT F - GenSub By-Laws  .  .  . . . . . . . . . . to be filed

EXHIBIT G - Cost Allocation Methodology . . . . . . . to be filed

                             STATE OF NEW YORK
                       DEPARTMENT OF PUBLIC SERVICE
                         PUBLIC SERVICE COMMISSION

* * * * * * * * * * * * * * * * * * * * * * * * *
                                                *
     In the Matter of the Application           *
                     of                         *
NEW YORK STATE ELECTRIC & GAS CORPORATION       *   Case 96- ____
                                                *
for authority, under Sections 70, 107, 108      *     PETITION
and 110 of the Public Service Law, to form a    *
holding company structure; to structurally      *
separate fossil and hydropower generation       *
assets; and for certain related transactions.   *
                                                *
* * * * * * * * * * * * * * * * * * * * * * * * *

TO THE PUBLIC SERVICE COMMISSION OF THE STATE OF NEW YORK:

     NEW YORK STATE ELECTRIC & GAS CORPORATION, Petitioner herein, hereby applies for authority under Sections 70, 107, 108 and 110 of the Public Service Law to form a holding company structure; to structurally separate fossil and hydropower generation assets; and for certain related transactions, and in support thereof, respectfully shows:

     1. Petitioner is a corporation duly organized and existing under the Transportation Corporations Law of the State of New York, having its principal office in the Town of Dryden, County of Tompkins, State of New York, and is engaged principally in the generation, purchase, transmission and distribution of electricity, and the purchase, transportation and distribution of natural gas for light, heat and power purposes in numerous counties in the State of New York. Petitioner is also qualified to do business in the Commonwealth of Pennsylvania and the State of Texas.

     2. A certified copy of Petitioner's Restated Certificate of Incorporation is now on file with the Public Service
Commission (the "Commission" or "PSC") in proceedings designated as Case Nos. 88-M-154, 89-M-068, 89-M-145, 90-E-0019, 90-M-0804,
92-M-0104 and 92-M-0828.

     3.   A Statement of Financial Condition of the Petitioner at
December 31, 1996 will be filed with the Commission as soon as available, and will be marked as Exhibit A.

                               INTRODUCTION

     4. Petitioner is filing this petition in order to facilitate a structural separation of designated NYSEG fossil and hydropower generation assets from the PSC-regulated utility business of Petitioner in a holding company corporate framework. Although Petitioner's September 27, 1996 submission ("NYSEGPlan") in the PSC's Competitive Opportunities Proceeding contemplates the functional separation of Petitioner's generation business from its electric delivery business, parties to the NYSEGPlan proceeding (PSC Case 96-E-0891) have expressed a preference for a structural separation of the generation business. This position appears to be based on the view that such structural separation would alleviate concerns about potential vertical market power in generation better than the planned functional separation.
Without conceding the issue, Petitioner desires to address that position constructively by petitioning for a change in corporate structure upon the conditions set forth in this application. A corresponding amendment to NYSEGPlan will be filed in the near future.

     5. Pursuant to the provisions of Section 913 of the Business Corporation Law, Petitioner proposes to reorganize its operations by forming a holding company structure pursuant to a Plan of Exchange (the "Plan of Exchange") whereby, subject to the rights of the holders of Petitioner's Common Stock (the "NYSEG Common Stock") to exercise their appraisal rights, all of the outstanding shares of NYSEG Common Stock will be exchanged on a share-for-share basis for the common stock of a holding company (the "Share Exchange"). Such common stock exchanged for NYSEG Common Stock is referred to herein as "HoldCo Common Stock," and the term "HoldCo" refers to the corporation whose common stock is exchanged for NYSEG Common Stock pursuant to the Plan of Exchange. Upon consummation of the Share Exchange, each person who owned NYSEG Common Stock immediately prior to the Share Exchange (other than stockholders who properly exercise their appraisal rights) will own a corresponding number of shares and percentage of the outstanding HoldCo Common Stock, and HoldCo will own all of the outstanding shares of NYSEG Common Stock.

     6. After the consummation of the transactions described in this Petition, Petitioner will be a regulated, wholly-owned utility subsidiary of HoldCo, and is referred to herein as "RegSub." As discussed above, Petitioner intends to structurally separate designated fossil and hydropower generation assets from RegSub by transferring at fair market value such generation assets to one or more generation subsidiaries ("GenSub"), formed to hold such generation assets. GenSub will be a wholly-owned subsidiary of HoldCo. It is expected that such transfers will commence as soon as practicable after satisfaction of the preconditions for the transfer ("the Separation Date"), as set forth below. A chart of the proposed corporate structure after the Separation Date is attached hereto as Exhibit B. GenSub would sell electric power to the marketplace, and it may sell some electric power to RegSub pursuant to a PSC-approved power purchase agreement during the transition to competition when RegSub retains the obligation to serve.

     7. Petitioner believes that a holding company structure offers important protections to ratepayers from the risks associated with the introduction of competition. Such protections are described in paragraphs 19-22 below.

     8. Accordingly, Petitioner seeks Commission consent, permission and authority under Sections 70, 107, 108 and 110 of the Public Service Law to take such steps as are necessary to form a holding company structure; to structurally separate designated fossil and hydropower generation assets; and for Commission consent, permission and authority under such other statutory and regulatory provisions as may be required to permit the consummation of the transactions contemplated herein.


                DESCRIPTION OF THE CORPORATE RESTRUCTURING

A. Description of Share Exchange

     9. Upon Commission approval of this Petition, and the receipt of necessary stockholder and other regulatory approvals described below, Petitioner proposes to reorganize its operations by forming a holding company structure pursuant to the Plan of Exchange. Under the terms of the Plan of Exchange, all of the shares of outstanding HoldCo Common Stock, which will then be owned by Petitioner, will be canceled and all outstanding shares of NYSEG Common Stock will be exchanged on a share-for-share basis for HoldCo Common Stock, subject to the rights of the holders of NYSEG Common Stock to exercise their appraisal rights. Upon consummation of the Share Exchange, each person who owned NYSEG Common Stock immediately prior to the Share Exchange (other than stockholders who properly exercise their appraisal rights) will own a corresponding number of shares and percentage of the outstanding HoldCo Common Stock, and HoldCo will own all of the outstanding shares of NYSEG Common Stock.

     10. Immediately after the Share Exchange, Petitioner intends to transfer to HoldCo all of the common stock of Somerset Railroad Corporation ("SRC"). It is expected that this transfer will be made in the form of a stock dividend. SRC is currently a wholly-owned subsidiary of Petitioner and was formed in August 1979. It owns and operates a rail line which is used predominantly to transport coal and other materials to Petitioner's Kintigh generating station.

     11. Immediately after the Share Exchange, Petitioner intends to transfer to HoldCo all of the common stock of NGE Enterprises, Inc. ("NGE"). It is expected that this transfer will be made in the form of a stock dividend. NGE is currently a wholly-owned subsidiary of Petitioner and was formed in April 1992, to hold the capital stock of certain non-utility subsidiaries of Petitioner and to conduct unregulated business activities.

     12. As soon as practicable after the Separation Date, Petitioner intends to commence transferring to GenSub at fair market value designated fossil and hydropower generation assets.

     13. Forms of the Certificate of Incorporation and By-Laws of HoldCo will be filed with the Commission as soon as available and will be marked as Exhibits C and D, respectively, and the forms of the Certificate of Incorporation and By-Laws of GenSub will be filed with the Commission as soon as available and will be marked as Exhibits E and F, respectively. Any proposed power purchase agreement between GenSub and RegSub will be filed with the Commission as soon as available.

     14. The Share Exchange will not result in any change in the outstanding Preferred Stock or debt securities of the Petitioner, which will continue to be securities and obligations of RegSub after the Share Exchange.

     15. In connection with HoldCo's commencement of operations, RegSub may lease office space to HoldCo and GenSub at fair market value and transfer to HoldCo and GenSub at fair market value office furniture, equipment and other non-generation assets.

     16. In addition to the Commission's approval, consummation of the proposed reorganization will also require the approval of the Securities and Exchange Commission ("SEC"), the Federal Energy Regulatory Commission ("FERC"), and the Nuclear Regulatory Commission ("NRC"). Petitioner intends to file applications with the SEC, FERC and the NRC as soon as practicable.

     17. HoldCo will also file for an exemption from the registration requirements of the Public Utility Holding Company Act of 1935 ("PUHCA"), to the extent necessary. It is contemplated that HoldCo will qualify for an exemption from registration under PUHCA as a "predominantly intrastate" public utility holding company, under section 3(a)(l) of PUHCA.

     18. The approval of the holders of the NYSEG Common Stock will be required to effect the transactions described herein. Petitioner currently plans to seek stockholder approval at the Annual Meeting of Stockholders scheduled for May 21, 1997. To secure the stockholders' approval in a timely manner, Petitioner plans to file a registration statement on Form S-4 with the SEC in early February and plans to distribute a combination Proxy Statement and Prospectus to stockholders on or about April 10, 1997.

B. Description of Ratepayer Protections

     19. The proposed separation of regulated and unregulated businesses protects the ratepayers in several respects. RegSub and the unregulated affiliates would maintain separate books and records and thereby provide a better structure for regulators to assure that there is no cross-subsidization of costs or transfer of business risk from unregulated to regulated businesses. The proposed holding company structure will ensure that RegSub is insulated from any losses and profits resulting from unregulated activities and that such losses or profits will flow to the stockholders of HoldCo so that RegSub and its ratepayers would not be harmed by unregulated activities. The proposed holding company structure will help to streamline the regulatory process and thereby further the Commission's goals by permitting the Commission to devote its finite resources to the regulatory needs of ratepayers.

     20. Because the operations of HoldCo's unregulated subsidiaries would be structurally separate from RegSub's operations under a holding company structure, any change in the financial results of the unregulated businesses would have no effect on RegSub or RegSub's credit. Under the holding company structure, RegSub's access to the debt and equity markets would be based on RegSub's operating and financial results alone, and the debt/equity ratios of Holdco's unregulated subsidiaries would have no adverse impact on the credit quality of RegSub.

     21. In addition, RegSub and its ratepayers, creditors and other stakeholders would be structurally insulated from the obligations and liabilities of the unregulated businesses as a matter of corporate law.

     22. Furthermore, a holding company structure would facilitate the management of the capitalization ratios of RegSub so that ratepayers would not be harmed by a capital structure which was not tailored to the needs of a regulated business. A holding company structure also will permit the use of financing techniques that are more directly suited to the particular requirements, characteristics and risks of unregulated operations without affecting the capital structure or creditworthiness of RegSub, and will increase financial flexibility by allowing the design and implementation of the capitalization ratios appropriate for the capital and business requirements of each subsidiary.

             CONDITIONS TO THE FORMATION OF HOLDCO AND GENSUB

     23. To compete effectively and fairly in the emerging competitive energy marketplace, Petitioner must have the same degree of flexibility in doing business that is enjoyed by its current and potential competitors. Petitioner must not be unduly burdened by excessive constraints and conditions, particularly when such constraints are not shared by its competitors, many of whom are large, aggressive and well-capitalized affiliates of well-known, out-of-state utility and industrial companies (e.g., Duke Power Company, Enron Corporation, Edison International, LG&E Energy Corporation, Sithe Energies, Inc., Southern Company, and Entergy).

     24. As discussed herein, the holding company structure protects ratepayers from the risks of the unregulated businesses by separating the operations of regulated businesses from the unregulated businesses. In addition, the Commission already possesses a broad array of regulatory mechanisms to ensure that ratepayers are adequately protected. The Commission has authority under the Public Service Law with respect to setting utility rates (Sections 65, 66 and 72), the issuance of securities (Section 69), transfers of assets (Section 70), loans to stockholders (Section 106), the use of utility revenues (Section 107), approval of certificates of merger and certain certificates of amendment (Section 108), affiliate transactions (Section 110) and other matters to sufficiently safeguard the ratepayers' interests. Petitioner believes that the Commission can protect ratepayers and prevent HoldCo and its affiliates from gaining any unfair competitive advantage without imposing additional unduly burdensome operating constraints on HoldCo and its affiliates, including RegSub.

     25. The circumstances surrounding Petitioner's proposed reorganization differ from the circumstances surrounding prior occasions where the Commission has imposed conditions on utilities seeking to establish unregulated affiliates. While such conditions may have been appropriate under the old regulatory regime and under the specific circumstances surrounding such prior occasions, such conditions are not appropriate in the emerging competitive energy marketplace. At the Commission's direction, Petitioner's submission provides for the opening of its electric business to competition. Petitioner believes that only limited operating constraints, tailored closely to the activity to be monitored, are appropriate. These constraints, along with the existing statutory tools of the Commission and FERC and the federal and state antitrust laws, will be adequate to protect ratepayers and ensure that robust competition develops.

     26. Nonetheless, Petitioner is willing to agree to certain additional restrictions which address the Commission's concerns, provided that such restrictions do not disadvantage HoldCo's competitive businesses and that such restrictions supersede the Order Approving Stipulation and Agreement, Subject to Conditions, issued April 28, 1992 in the Commission's Case No. 91-M-0838 and the related Stipulation and Agreement (the "Diversification Order"). These proposed additional protections are set forth below, and are designed to ensure, among other things, that RegSub has the financial resources to continue to provide safe and reliable service to ratepayers.

       - Debt and Preferred Stock Financing: Future debt or preferred stock of RegSub would be raised by RegSub independently of HoldCo, and RegSub will maintain a separate debt rating from HoldCo and its other subsidiaries (the "affiliates").

                 - Prohibition on Loans and Guarantees: Except for any initial interim financing, RegSub will neither make loans to, nor guarantee or provide credit support for the obligations of, either HoldCo or any of RegSub's affiliates that are not subsidiaries of RegSub.

       - Prohibition on Pledges: RegSub will not pledge any of its assets as security for any indebtedness of HoldCo or its affiliates other than RegSub.

       - Maintenance of Credit: RegSub will maintain an investment grade rating on its bonds. RegSub will notify the Commission of any downgrade or possible downgrade or placement on credit watch or review of the debt of RegSub.

       - Annual Certification: RegSub will certify annually to the Commission and provide evidence to establish that RegSub has retained or has access to sufficient capital to maintain and upgrade its system for continued safe and reliable service subject to the Commission authorizing rates that are adequate for such purposes.

       - Annual Meeting: RegSub will meet annually with Commission designated personnel to discuss RegSub's activities and plans related to capital attraction and financial performance.

     27. Petitioner is also willing to agree to the following additional standards of conduct to govern transactions between RegSub and its affiliates:

       - Allocations of cost among HoldCo, RegSub and the affiliates would be made in accordance with an approved, fully distributed, cost allocation methodology, which will be filed with the Commission as soon as available, and will be marked as Exhibit G, and all such allocations will be subject to Commission audit annually.

       - RegSub will operate at arms-length from HoldCo and the affiliates.

       - All transactions in excess of $100,000, other than tariffed transactions and corporate governance and administrative services, between RegSub and either HoldCo or any affiliate will be pursuant to written contracts filed with the Commission, and the provision of goods and services by such contracts will be on a basis that will neither disadvantage RegSub nor unduly prefer HoldCo or any affiliate.

       - For the purpose of auditing any transaction between RegSub and either HoldCo or its affiliates, HoldCo will provide Commission designated personnel reasonable opportunity to audit any such transaction, subject to appropriate confidentiality agreements and trade secret protection.

       - RegSub will not represent to customers that it speaks on behalf of HoldCo or the affiliates, or that RegSub will provide an advantage to customers if they deal with HoldCo or any affiliate.

       - RegSub will make available to competitors of RegSub or competitors of any affiliate, non-confidential information relating to customers in RegSub's service territory that RegSub makes available to HoldCo or any affiliate. Any energy service company affiliated with HoldCo will be permitted to sell goods and services to customers, both inside and outside of RegSub's service territory.

       - The Diversification Order shall be superseded by the terms and conditions set forth in this Petition.

       - RegSub will implement FERC-approved standards of conduct for FERC-jurisdictional activities, as required under FERC Order 889.

     28. Finally, the Separation Date shall be the first business day after all of the following events have occurred or conditions have been satisfied, except as otherwise agreed to in writing by Petitioner:

       - Issuance of a final and non-appealable Commission order granting Petitioner the authority sought by this Petition upon the terms and conditions set forth herein.

       - Issuance of a final and non-appealable Commission order approving the implementation of NYSEGPlan, as amended by Petitioner.

       - Issuance of final and non-appealable orders from the SEC, FERC and NRC regarding the transactions contemplated by this Petition.

       - Petitioner's acceptance of the aforesaid orders, and corporate and stockholder approval of, and receipt of any required consents under any agreement to which Petitioner is a party in connection with, the Share Exchange and the transactions contemplated by this Petition.

       - Agreement by the trustee under Petitioner's mortgage indenture that the designated fossil and hydropower generation assets to be transferred to GenSub can be released from Petitioner's mortgage indenture on the terms and conditions proposed by Petitioner for such release.

       - Commission establishment of a RegSub regulatory asset on terms and conditions acceptable to Petitioner with respect to the above-market costs associated with the designated fossil and hydropower generation assets to be transferred by Petitioner to GenSub at fair market value, including recovery of such costs.

       - Issuance of a final and non-appealable order from the Commission granting light regulation status to GenSub and consenting to "exempt wholesale generator" status pursuant to PUHCA to the extent requested by Petitioner, and Commission approval of any power purchase agreement between RegSub and GenSub without material changes or conditions.

       -  Establishment of a fully operational, FERC-approved
          Independent System Operator and Power Exchange for the
          New York State power market on terms acceptable to Petitioner.

       - Commission approval of a RegSub mechanism to recover all costs incurred by Petitioner to consummate the reorganization and structural separation of assets contemplated by this Petition, and approval of accounting treatment for the contemplated transactions on terms acceptable to Petitioner.

       - Elimination of all New York State gross receipts taxes on any sales at wholesale by GenSub to RegSub.

     29. By Commission Order issued and effective September 12, 1996 in Case No. 95-M-1195 (the "Global Financing Order"), which extended the previous global financing order issued and effective on December 8, 1993 in Case No. 93-M-0744, the Commission approved the issuance of securities by Petitioner under Section 69 of the Public Service Law in a total amount not to exceed $339 million principal amount of securities for traditional utility purposes and $979 million of securities for the purpose of early redemption of debt and preferred stock through December 31, 1997. Ordering Clause 5 of the Global Financing Order requires, among other things, that the proceeds from the sale of the authorized common stock "shall not be less than 95% of the value of an equivalent amount of Petitioner's common stock priced at the various methods listed in staff's memorandum." Since there will no longer be a public market for Petitioner's common stock after the Share Exchange, and any new common stock issued by Petitioner will be sold to HoldCo, rather than to public stockholders, the above-quoted condition will no longer be necessary. Accordingly, Petitioner hereby requests that the Global Financing Order be amended, effective upon consummation of the Share Exchange, to eliminate the above-quoted language from the Global Financing Order.

     30. Petitioner reserves the right to amend and withdraw this Petition at any time prior to its acceptance of an order of the Commission with respect to the Petition. Petitioner further requests that any such order by its terms permit Petitioner (even after unconditionally accepting such order) to decide not to consummate the transactions described herein if, in Petitioner's opinion, consummation would not result in material benefit, or would result in material detriment, to Petitioner.

     31. All communications and notices in connection with this proceeding should be addressed to Daniel W. Farley, Vice President and Secretary, New York State Electric & Gas Corporation, P.O. Box 5224, Binghamton, New York 13902-5224;
W. Chad Steckel, Manager - Corporate Finance, New York State Electric & Gas Corporation, P.O. Box 3287, Ithaca, New York 14852-3287; Leonard Blum, Esq., Huber Lawrence & Abell, 605 Third Avenue, New York, New York 10158 and James F. Gill, Esq., Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104-0053.

          WHEREFORE, Petitioner, New York State Electric & Gas Corporation, respectfully requests Commission consent, permission and authority under Sections 70, 107, 108 and 110 of the Public Service Law to take such steps as are necessary to form a holding company structure; to structurally separate designated fossil and hydropower generation assets; and for Commission consent, permission and authority under such other statutory and regulatory provisions as may be required to permit the consummation of the transactions contemplated herein.

                    NEW YORK STATE ELECTRIC & GAS CORPORATION

                        Sherwood J. Rafferty
                    By: Sherwood J. Rafferty
                        Senior Vice President and
                        Chief Financial Officer

Dated: December 19, 1996

STATE OF NEW YORK   )
                    )  ss.:
COUNTY OF TOMPKINS  )



          Sherwood J. Rafferty, being duly sworn, deposes and says that he is Senior Vice President and Chief Financial Officer of NEW YORK STATE ELECTRIC & GAS CORPORATION, the Petitioner herein named; that he has read the foregoing application and knows the contents thereof; that the same is true of his own knowledge except as to those matters therein stated to be alleged upon information and belief, and that as to those matters he believes them to be true.

                                        Sherwood J. Rafferty


Sworn to before me this
19th day of December, 1996.


   Darlene E. Beach
     Notary Public

                                 EXHIBIT B

                       PROPOSED CORPORATE STRUCTURE


                                  HoldCo
                                     |
                                     |
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
  |               |                    |                    |
  |               |                   NGE                   |
RegSub           SRC               Enterprises           GenSub
                                       |
                                       |
                         _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
                             |                   |
                             |                   |
                             |              Other NGE
                          Xenergy          Subsidiaries